Exhibit 99.1

Walgreens Boots Alliance Reports Fiscal 2015 Third Quarter Results;

Board Names Stefano Pessina as CEO

•	Adjusted third quarter net earnings per diluted share increase 22.9 percent to $1.02 compared with the year-ago period; GAAP net earnings per diluted share increase 59.5 percent to $1.18

•	Adjusted third quarter net earnings attributable to Walgreens Boots Alliance increase 39.9 percent to $1.1 billion compared with the year-ago period; GAAP net earnings attributable to Walgreens Boots Alliance increase 82.4 percent to $1.3 billion

•	Third quarter sales increase 48.4 percent to $28.8 billion compared with the year-ago period

•	Retail Pharmacy USA division comparable drugstore sales increase 6.3 percent

•	Free cash flow totals $1.6 billion in the quarter while GAAP operating cash flow totals $1.8 billion

•	Company increases fiscal 2015 full year adjusted net earnings guidance to $3.70 to $3.80 per diluted share, and reaffirms fiscal 2016 adjusted net earnings per diluted share goal

•	Quarterly dividend to increase 6.7 percent to 36 cents per share

DEERFIELD, Ill., 9 July 2015 – Walgreens Boots Alliance, Inc. (Nasdaq: WBA) today announced financial results for the third quarter and first nine months of fiscal year 2015 that ended 31 May 2015.

Executive Vice Chairman and CEO Stefano Pessina said, “In just six months since the strategic combination that formed Walgreens Boots Alliance, we are beginning to make progress in our operations, as we were able to deliver another strong quarter. Our Retail Pharmacy USA division produced a solid increase in comparable prescriptions filled in the quarter, along with improved retail front-end margins and very good cost control. Our other divisions continued to perform as we expected. Of course, there is more work to be done as we move forward. The fourth quarter is typically the slowest quarter because of seasonality in the business, while prescription reimbursement pressure continues to impact our pharmacies, making retail margin expansion and cost control as important as ever.”

The company also announced today that its board of directors has named Stefano Pessina as CEO, effective immediately. Pessina had been serving as acting CEO since January. In his capacity as CEO, he will continue reporting to Executive Chairman James Skinner.

“In Walgreens Boots Alliance’s initial six months as a newly combined company, Stefano has done an extraordinary job leading the new enterprise, focusing our strategy while enhancing our financial performance,” said Skinner. “The integration of Walgreens and Alliance Boots is proceeding exceptionally well, with Stefano’s vision for the company driving the organization forward. Through his leadership, our organization is meeting the challenges of combining our two companies, and many of the opportunities we anticipated from our strategic combination are now becoming a reality. In order to continue this momentum and to recognize the progress that is already being made, the board concluded Stefano is the very best person to achieve our vision to be a truly global health care champion, the first choice for pharmacy, health care and wellbeing across the world.”

Overview of Third Quarter and Fiscal-Year-to-Date Results

Net earnings attributable to Walgreens Boots Alliance determined in accordance with GAAP for the fiscal 2015 third quarter increased 82.4 percent to $1.3 billion compared with the same quarter a year ago, while GAAP net earnings per diluted share increased 59.5 percent to $1.18 compared with the same quarter a year ago.

Adjusted fiscal 2015 third quarter net earnings attributable to Walgreens Boots Alliance increased 39.9 percent to $1.1 billion compared with the same quarter a year ago. Adjusted net earnings per diluted share for the quarter increased 22.9 percent to $1.02 compared with the same quarter a year ago. This year’s third quarter earnings adjustments were a net reduction of GAAP net earnings of $179 million or 16 cents per diluted share. (Please see the “Reconciliation of Non-GAAP Financial Measures” table and accompanying disclosures at the end of this press release for more detailed information regarding non-GAAP financial measures herein, including the items reflected in adjusted net earnings calculations.)

Net sales in the third quarter increased 48.4 percent to $28.8 billion compared with the same quarter a year ago, largely due to the inclusion of Alliance Boots for the entire current quarter.

In the first nine months of fiscal year 2015, GAAP net earnings attributable to Walgreens Boots Alliance increased 94.8 percent to $4.2 billion compared with the same period a year ago, while GAAP net earnings attributable to Walgreens Boots Alliance per diluted share increased 81.2 percent to $4.04 compared with the same period a year ago.

Adjusted net earnings attributable to Walgreens Boots Alliance for the first nine months of fiscal 2015 increased 28.5 percent to $3.1 billion compared with the same period a year ago. Adjusted net earnings per diluted share for the nine months increased 19.0 percent to $3.00 compared with the same period a year ago. Earnings adjustments in the first nine months of the fiscal year were a net reduction of GAAP net earnings of $1.1 billion or $1.04 per diluted share.

Net sales in the first nine months of fiscal 2015 increased 30.7 percent to $74.9 billion compared with the same period a year ago.

Combined net synergies for the first nine months of fiscal 2015 were $504 million and remain on track to reach at least $650 million in fiscal 2015. The company continues to expect to reach at least $1.0 billion in combined net synergies in fiscal 2016. This excludes the synergy benefits related to the company’s strategic, long-term relationship with AmerisourceBergen.

Walgreens Boots Alliance generated free cash flow of $1.6 billion in the quarter and $3.3 billion in the first nine months of the fiscal year. GAAP operating cash flow totaled $1.8 billion in the quarter and $4.2 billion in the first nine months.

Restructuring Program

The company previously announced a $1.5 billion cost savings program through the end of fiscal 2017. During the third quarter of fiscal 2015, the company made good progress with the program including reorganizing Retail Pharmacy USA field operations and continuing to optimize its corporate office; closing nine of a planned 200 USA stores with approximately 70-80 additional closings planned by the end of the fiscal year; reducing Retail Pharmacy USA’s IT cost structure to enable significant core system investments over the next several years; and announcing a reduction of approximately 700 non-store based roles in Retail Pharmacy International. Actions taken in the quarter resulted in pre-tax charges to the company’s GAAP financial results in the quarter of $160 million.

Dividend Increase and Debt Redemption

The company announced today a 6.7 percent increase to its quarterly dividend to 36 cents per share. The increased dividend was declared by the board of directors on 8 July 2015, is payable 11 September 2015 to stockholders of record 19 August 2015, and raises the annual rate from $1.35 per share to $1.44 per share. This marks the 40th consecutive year Walgreens Boots Alliance or its predecessor company, Walgreen Co., has raised the dividend. The company remains committed to a long-term dividend payout ratio target of 30-35 percent.

In addition, to allow the company to efficiently manage its balance sheet and potentially take advantage of lower financing costs in the future, Walgreens Boots Alliance announced today that its wholly-owned subsidiary, Walgreen Co., intends to redeem $1 billion of its 1.8 percent Notes due 2017 (issued 2012), and $750 million of its 5.25 percent Notes due 2019 (issued 2009), on 10 August 2015. The redemption will be made from the company’s existing $4.4 billion in cash resources. The redemption price for each series of note is equal to the sum of the principal amount of the notes being redeemed, a make-whole premium that will be calculated three business days prior to the redemption date in accordance with the related indenture, and accrued and unpaid interest on the Notes through the date prior to the redemption date.

Company Outlook

The company increased and narrowed its guidance for full-year fiscal 2015 adjusted net earnings attributable to Walgreens Boots Alliance to $3.70 to $3.80 per share on a diluted basis. The company also reaffirmed its goal of adjusted net earnings per diluted share of $4.25 to $4.60 for fiscal year 2016.

Business Segment Highlights

Retail Pharmacy USA:

The Retail Pharmacy USA division, whose principal retail pharmacy brands are Walgreens and Duane Reade, had third quarter sales of $20.4 billion, an increase of 5.3 percent over the year-ago quarter. Total sales in comparable drugstores (those open at least a year) increased 6.3 percent compared with the same quarter a year ago. Comparable drugstore retail sales increased 1.6 percent in the third quarter with an increase in basket size partially offset by lower customer traffic compared with last year’s third quarter.

Pharmacy sales, which accounted for 66.1 percent of division sales in the quarter, increased 7.0 percent compared with the year-ago quarter, while pharmacy sales in comparable stores increased 9.1 percent. The division filled 226 million prescriptions (including immunizations) on a 30-day adjusted basis in the quarter, an increase of 3.8 percent over last year’s third quarter. Prescriptions filled in comparable stores increased 4.1 percent compared with the same quarter last year. For the quarter ending 31 May 2015, the division’s retail prescription market share in the USA on a 30-day adjusted basis increased 20 basis points over a year ago to 19.3 percent, as reported by IMS Health.

GAAP operating income increased 0.9 percent over the year-ago quarter to $1.0 billion. Adjusted operating income increased 8.8 percent over the year-ago quarter to $1.3 billion. The increases in both GAAP and adjusted operating income resulted from higher sales and lower selling, general and administrative expenses, partially offset by having no equity earnings in Alliance Boots in the current period versus three months in the comparable period and lower gross margins.

The fiscal 2015 third quarter for the Retail Pharmacy USA division includes results of operations, the allocation of synergy benefits including Walgreens Boots Alliance Development GmbH (WBAD) and an allocation of corporate-related overhead costs. The year-ago quarter included all corporate costs of Walgreen Co., the full consolidated results of WBAD and equity income from Walgreen Co.’s pre-merger 45 percent interest in Alliance Boots.

The division opened or acquired 104 drugstores in the first nine months of fiscal 2015, including 34 relocations, and closed 37 locations. At 31 May 2015, the division operated 8,240 drugstores across all 50 states, the District of Columbia, Puerto Rico and the US Virgin Islands.

Retail Pharmacy International:

The Retail Pharmacy International division, whose principal retail brands are Boots in the UK, Thailand, Norway, the Republic of Ireland and The Netherlands, Benavides in Mexico and Ahumada in Chile, had third quarter sales of $3.3 billion. On a pro forma constant currency basis, comparable store sales in the third quarter increased 3.2 percent compared with the same period a year ago. GAAP operating income was $205 million, while adjusted operating income was $249 million.

At 31 May 2015, the division operated 4,565 pharmacy-led health and beauty retail stores in eight countries, a net increase of six stores since the end of the second quarter of fiscal 2015.

Walgreens Boots Alliance also announced today that it has acquired Liz Earle Beauty Co. Ltd, owner of the Liz Earle skincare brand. Liz Earle is an award-winning premium skincare range that uses naturally active ingredients and is recognized as one of the leading botanical brands in the UK.

Pharmaceutical Wholesale:

The Pharmaceutical Wholesale division, which mainly operates under the Alliance Healthcare brand, had third quarter sales of $5.7 billion. On a pro forma constant currency basis, sales increased 0.2 percent compared with the same period a year ago. GAAP operating income was $162 million, while adjusted operating income was $171 million.

Comparability of Results

Walgreens Boots Alliance has organized its operations and reports results in three segments: Retail Pharmacy USA, Retail Pharmacy International and Pharmaceutical Wholesale. Segmental reporting includes the allocation of synergy benefits, including WBAD results, and the combined corporate costs for periods subsequent to 31 December 2014. The company has determined that it is impracticable to allocate historical results to the current segmental presentation.

Following the combination, the company eliminated the three-month reporting lag and recast prior period results with no lag. The combination on 31 December 2014 also means fiscal 2015 year-to-date reporting includes the results of Alliance Boots for five months (January through May) on a fully consolidated basis and four months (September through December) as equity income from Walgreen Co.’s pre-merger 45 percent interest.

The company’s balance sheet reflects the full consolidation of Alliance Boots assets and liabilities as a result of the close of the combination on 31 December 2014. The company’s purchase accounting remains preliminary as contemplated by U.S. generally accepted accounting principles (GAAP) and, as a result, there may be upon further review future changes to the value, as well as allocation, of the acquired assets and liabilities, associated amortization expense, goodwill and the gain on the previously held equity interest.

Year-over-year comparisons of results require consideration of the foregoing factors and are not directly comparable.

Conference Call

Walgreens Boots Alliance will hold a one-hour conference call to discuss the third quarter results beginning at 8:30 a.m. Eastern time today, 9 July 2015. The conference call will be simulcast through the Walgreens Boots Alliance investor relations website at: http://investor.walgreensbootsalliance.com. A replay of the conference call will be archived on the website for 12 months after the call.

The replay also will be available from 11:30 a.m. Eastern time, 9 July 2015 through 16 July 2015, by calling 855-859-2056 within the USA and Canada, or 404-537-3406 outside the USA and Canada, using replay code 62063965.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical including, without limitation, estimates of and goals for future financial and operating performance, the expected execution and effect of our business strategies, our cost-savings and growth initiatives and restructuring activities and the amounts and timing of their expected impact, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “goal,” “guidance,” “target,” “continue,” “sustain,” “synergy,” “on track,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to vary materially from those indicated, including, but not limited to, those relating to our ability to successfully integrate operations, systems and employees following completion of the strategic combination of Walgreen Co. and Alliance Boots GmbH, the impact of private and public third-party payers efforts to reduce prescription drug reimbursements, the impact of generic prescription drug inflation, the timing and magnitude of the impact of branded to generic drug conversions, our ability to realize anticipated synergies and achieve anticipated financial, tax and operating results in the amounts and at the times anticipated, supply arrangements including our commercial agreement with AmerisourceBergen Corporation, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and their possible effects, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the ramifications thereof, the occurrence of any event, change or other circumstance that could give rise to the termination, cross-termination or modification of any of our contractual obligations, whether the actual costs associated with restructuring activities will exceed estimates, our ability to realize expected savings and benefits from cost-savings initiatives and restructuring activities in the amounts and at the times anticipated, changes in management’s assumptions, the risks associated with governance and control matters, the ability to retain key personnel, changes in economic and business conditions generally or in the markets in which we participate, changes in financial markets, interest rates and foreign currency exchange rates, the risks associated with international business operations, the risk of unexpected costs, liabilities or delays, changes in vendor, customer and payer relationships and terms, including changes in network participation and reimbursement terms, risks of inflation in the cost of goods, risks associated with the operation and growth of our customer loyalty programs, risks associated with acquisitions, divestitures, joint ventures and strategic investments, including those associated with cross border transactions and the integration of complex businesses, subsequent adjustments to preliminary purchase accounting determinations, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2015, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, we do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

This press release is for informational purposes only and does not constitute a notice of redemption with respect to or an offer to purchase or sell (or a solicitation of an offer to purchase or sell) any securities.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

ENDS

Notes to Editors:

About Walgreens Boots Alliance

Walgreens Boots Alliance (Nasdaq: WBA) is the first global pharmacy-led, health and wellbeing enterprise in the world.

The company was created through the combination of Walgreens and Alliance Boots in December 2014, bringing together two leading companies with iconic brands, complementary geographic footprints, shared values and a heritage of trusted health care services through pharmaceutical wholesaling and community pharmacy care, dating back more than 100 years.

The company employs over 370,000* people and has a presence in more than 25* countries; it is the largest retail pharmacy, health and daily living destination in the USA and Europe. Including its equity method investments, Walgreens Boots Alliance is the global leader in pharmacy-led, health and wellbeing retail with over 13,200* stores in 11* countries. The company includes one of the largest global pharmaceutical wholesale and distribution networks with over 350* distribution centers delivering to more than 200,000** pharmacies, doctors, health centers and hospitals each year in 19* countries. In addition, Walgreens Boots Alliance is one of the world’s largest purchasers of prescription drugs and many other health and wellbeing products.

Its portfolio of retail and business brands includes Walgreens, Duane Reade, Boots and Alliance Healthcare, as well as increasingly global health and beauty product brands, such as No7, Botanics and Soap & Glory. More company information is available at www.walgreensbootsalliance.com.

*	As at 31 May 2015 including equity method investments
**	For 12 months ended 31 May 2015 including equity method investments

Media Relations	Contact
USA / Michael Polzin International / Laura Vergani	+1 847 315 2935 +44 (0)207 980 8585

Investor Relations	Contact
Gerald Gradwell and Ashish Kohli	+1 847 315 2922

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014

Net sales	$28,795	$19,401	$74,922	$57,335
Cost of sales	21,314	13,961	55,263	41,093

Gross Profit	7,481	5,440	19,659	16,242
Selling, general and administrative expenses	6,080	4,551	16,142	13,499
Equity earnings in Alliance Boots	—	135	315	465

Operating Income	1,401	1,024	3,832	3,208

Gain on previously held equity interest	—	—	706	—
Other income	461	124	1,164	290

Earnings Before Interest and Tax Provision (EBIT)	1,862	1,148	5,702	3,498

Interest expense, net	151	35	350	113

Earnings Before Income Tax Provision	1,711	1,113	5,352	3,385

Income tax provision	408	357	1,120	1,167
Post tax earnings from equity method investments	7	—	15	—

Net Earnings	1,310	756	4,247	2,218

Net earnings attributable to noncontrolling interests	8	42	53	65

Net Earnings Attributable to Walgreens Boots Alliance, Inc.	$1,302	$714	$4,194	$2,153

Net earnings per common share attributable to Walgreens Boots Alliance, Inc.:
Basic	$1.19	$0.75	$4.08	$2.26

Diluted	$1.18	$0.74	$4.04	$2.23

Dividends declared per share	$0.3375	$0.3150	$1.0125	$0.9450

Average shares outstanding	1,091.4	955.3	1,026.9	952.2
Dilutive effect of stock options	11.0	12.3	10.8	12.1

Average diluted shares	1,102.4	967.6	1,037.7	964.3

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	May 31, 2015	August 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$4,449	$2,646
Accounts receivable, net	6,899	3,218
Inventories	8,764	6,076
Other current assets	917	302

Total Current Assets	21,029	12,242

Non-Current Assets:
Property, plant and equipment, at cost, less accumulated depreciation and amortization	15,241	12,257
Equity investment in Alliance Boots	—	7,336
Goodwill	17,361	2,359
Intangible assets	11,229	1,180
Other non-current assets	5,784	1,876

Total Non-Current Assets	49,615	25,008

Total Assets	$70,644	$37,250

Liabilities and Equity
Current Liabilities:
Short-term borrowings	$1,192	$774
Trade accounts payable	9,932	4,315
Accrued expenses and other liabilities	4,849	3,701
Income taxes	184	105

Total Current Liabilities	16,157	8,895

Non-Current Liabilities:
Long-term debt	15,055	3,716
Deferred income taxes	3,532	1,080
Other non-current liabilities	3,971	2,942

Total Non-Current Liabilities	22,558	7,738

Equity	31,929	20,617

Total Liabilities and Equity	$70,644	$37,250

WALGREEN CO. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED AND SUBJECT TO RECLASSIFICATION)

(In Millions)

	Nine Months Ended
	May 31, 2015	May 31, 2014
Cash Flows from Operating Activities:
Net earnings	$4,247	$2,218
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	1,264	1,001
Change in fair value of warrants and related amortization	(1,313)	(290)
Gain on previously held equity interest	(706)	—
Deferred income taxes	240	219
Stock compensation expense	86	85
Unrealized gain from fair value adjustments	(114)	—
Equity earnings in Alliance Boots	(315)	(465)
Other	738	129
Changes in operating assets and liabilities -
Accounts receivable, net	(273)	(411)
Inventories	679	493
Other current assets	54	12
Trade accounts payable	19	(425)
Accrued expenses and other liabilities	(152)	(46)
Income taxes	(179)	(103)
Other non-current assets and liabilities	(116)	92

Net cash provided by operating activities	4,159	2,509

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(890)	(821)
Proceeds from sale leaseback transactions	867	144
Proceeds related to the sale of business	814	—
Proceeds from sale of other assets	71	29
Alliance Boots acquisition, net of cash received	(4,461)	—
Other business and intangible asset acquisitions, net of cash received	(112)	(323)
Purchases of short-term investments held to maturity	(41)	(41)
Proceeds from short-term investments held to maturity	42	42
Investment in AmerisourceBergen	—	(493)
Other	(174)	(82)

Net cash used for investing activities	(3,884)	(1,545)

Cash Flows from Financing Activities:
Payments of short-term borrowings, net	(251)	—
Proceeds from issuance of long-term debt	12,279	—
Payments of long-term debt	(8,582)	(550)
Proceeds from financing leases	—	225
Stock purchases	(831)	(205)
Proceeds related to employee stock plans	400	518
Cash dividends paid	(1,013)	(898)
Other	(380)	(34)

Net cash provided by (used for) financing activities	1,622	(944)

Effect of exchange rate changes on cash and cash equivalents	(94)	—

Changes in Cash and Cash Equivalents:
Net increase in cash and cash equivalents	1,803	20
Cash and cash equivalents at beginning of period	2,646	2,106

Cash and cash equivalents at end of period	$4,449	$2,126

WALGREENS BOOTS ALLIANCE, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION (UNAUDITED)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP. These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results. These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

NET EARNINGS AND EARNINGS PER SHARE

	Three months ended		Nine months ended
	May 31, 2015	May 31, 2014	May 31, 2015	May 31, 2014
Net earnings attributable to Walgreens Boots Alliance, Inc. (GAAP)	$1,302	$714	$4,194	$2,153
Acquisition-related amortization	68	62	283	180
Transaction foreign currency hedging loss	—	—	166	—
LIFO provision	49	28	125	98
Cost transformation	114	—	114	—
Asset impairment	—	—	78	—
Alliance Boots equity method non-cash tax	—	37	71	139
Acquisition-related costs	3	14	62	41
Store closure and other optimization costs	5	68	35	84
Prefunded interest expenses	—	—	30	—
Loss on sale of business	12	—	12	—
Increase in fair market value of warrants	(320)	(120)	(975)	(270)
Gain on previously held equity interest	—	—	(814)	—
Partial release of capital loss valuation allowance	(129)	—	(215)	—
Adjusted tax rate true-up	19	—	(50)	—

Adjusted net earnings attributable to Walgreens Boots Alliance, Inc. (Non-GAAP measure)	$1,123	$803	$3,116	$2,425

Net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (GAAP)	$1.18	$0.74	$4.04	$2.23
Acquisition-related amortization	0.06	0.06	0.27	0.18
Transaction foreign currency hedging loss	—	—	0.16	—
LIFO provision	0.05	0.03	0.12	0.11
Cost transformation	0.10	—	0.11	—
Asset impairment	—	—	0.08	—
Alliance Boots equity method non-cash tax	—	0.04	0.07	0.14
Acquisition-related costs	—	0.01	0.06	0.04
Store closure and other optimization costs	0.01	0.07	0.03	0.09
Prefunded interest expenses	—	—	0.03	—
Loss on sale of business	0.01	—	0.01	—
Increase in fair market value of warrants	(0.29)	(0.12)	(0.94)	(0.27)
Gain on previously held equity interest	—	—	(0.78)	—
Partial release of capital loss valuation allowance	(0.12)	—	(0.21)	—
Adjusted tax rate true-up	0.02	—	(0.05)	—

Adjusted net earnings per common share attributable to Walgreens Boots Alliance, Inc. – diluted (Non-GAAP measure)	$1.02	$0.83	$3.00	$2.52

OPERATING INCOME BY SEGMENT

	Three months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,033	$205	$162	$1	$1,401
Cost transformation	151	9	—	—	160
Acquisition-related amortization	52	35	9	—	96
LIFO provision	69	—	—	—	69
Acquisition-related costs	4	—	—	—	4
Other optimization costs	7	—	—	—	7
Loss on sale of business	12	—	—	—	12

Adjusted Operating Income (Non-GAAP measure)	$1,328	$249	$171	$1	$1,749

	Three months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$1,024	$—	$—	$—	$1,024
Store closure and other optimization costs	99	—	—	—	99
Acquisition-related amortization	91	—	—	—	91
LIFO provision	41	—	—	—	41
Acquisition-related costs	20	—	—	—	20
Increase in fair market value of warrants	(54)	—	—	—	(54)

Adjusted Operating Income (Non-GAAP measure)	$1,221	$—	$—	$—	$1,221

	Nine months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,379	$213	$243	$(3)	$3,832
Cost transformation	151	9	—	—	160
Asset impairment	110	—	—	—	110
Acquisition-related amortization	208	152	42	—	402
LIFO provision	176	—	—	—	176
Acquisition-related costs	80	—	7	—	87
Other optimization costs	51	—	—	—	51
Loss on sale of business	12	—	—	—	12
Increase in fair market value of warrants	(123)	—	—	—	(123)

Adjusted Operating Income (Non-GAAP measure)	$4,044	$374	$292	$(3)	$4,707

	Nine months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Operating Income (GAAP)	$3,208	$—	$—	$—	$3,208
Acquisition-related amortization	274	—	—	—	274
LIFO provision	150	—	—	—	150
Store closure and other optimization costs	125	—	—	—	125
Acquisition-related costs	62	—	—	—	62
Increase in fair market value of warrants	(126)	—	—	—	(126)

Adjusted Operating Income (Non-GAAP measure)	$3,693	$—	$—	$—	$3,693

GROSS PROFIT BY SEGMENT

	Three months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,527	$1,393	$560	$1	$7,481
LIFO provision	69	—	—	—	69

Adjusted gross profit (Non-GAAP measure)	$5,596	$1,393	$560	$1	$7,550

Total Sales	$20,425	$3,268	$5,708	$(606)	$28,795
Gross Margin (GAAP)	27.1%	42.6%	9.8%	NMF	26.0%
Adjusted gross margin (Non-GAAP measure)	27.4%	42.6%	9.8%	NMF	26.2%

	Three months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Gross Profit (GAAP)	$5,440	$—	$—	$—	$5,440
LIFO provision	41	—	—	—	41

Adjusted gross profit (Non-GAAP measure)	$5,481	$—	$—	$—	$5,481

Total Sales	$19,401	$—	$—	$—	$19,401
Gross Margin (GAAP)	28.1%	—%	—%	—%	28.1%
Adjusted gross margin (Non-GAAP measure)	28.3%	—%	—%	—%	28.3%

	Nine months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.

Gross Profit (GAAP)	$16,569	$2,146	$947	$(3)	$19,659

LIFO provision	176	—	—	—	176

Acquisition-related amortization	—	100	6	—	106

Adjusted gross profit (Non-GAAP measure)	$16,745	$2,246	$953	$(3)	$19,941

Total Sales	$61,027	$5,315	$9,573	$(993)	$74,922

Gross Margin (GAAP)	27.2%	40.4%	9.9%	NMF	26.2%
Adjusted gross margin (Non-GAAP measure)	27.4%	42.3%	10.0%	NMF	26.6%

	Nine months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.

Gross Profit (GAAP)	$16,242	$—	$—	$—	$16,242

LIFO provision	150	—	—	—	150
Store closure and other optimization costs	5	—	—	—	5

Adjusted gross profit (Non-GAAP measure)	$16,397	$—	$—	$—	$16,397

Total Sales	$57,335	$—	$—	$—	$57,335

Gross Margin (GAAP)	28.3%	—%	—%	—%	28.3%
Adjusted gross margin (Non-GAAP measure)	28.6%	—%	—%	—%	28.6%

NMF	Not meaningful

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES BY SEGMENT

	Three months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,494	$1,188	$398	$—	$6,080
Cost transformation	151	9	—	—	160
Acquisition-related amortization	52	35	9	—	96
Acquisition-related costs	4	—	—	—	4
Other optimization costs	7	—	—	—	7
Loss on sale of business	12	—	—	—	12

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,268	$1,144	$389	$—	$5,801

Total Sales	$20,425	$3,268	$5,708	$(606)	$28,795
Selling, general and administrative expenses percent to sales (GAAP)	22.0%	36.4%	7.0%	—	21.1%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	20.9%	35.0%	6.8%	—	20.1%

	Three months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$4,551	$—	$—	$—	$4,551
Store closure and other optimization costs	99	—	—	—	99

Acquisition-related amortization	71	—	—	—	71

Acquisition-related costs	20	—	—	—	20

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$4,361	$—	$—	$—	$4,361

Total Sales	$19,401	$—	$—	$—	$19,401
Selling, general and administrative expenses percent to sales (GAAP)	23.5%	—%	—%	—%	23.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	22.5%	—%	—%	—%	22.5%

	Nine months ended May 31, 2015
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,505	$1,933	$704	$—	$16,142
Cost transformation	151	9	—	—	160
Asset impairment	110	—	—	—	110
Acquisition-related amortization	178	52	36	—	266
Acquisition-related costs	80	—	7	—	87
Other optimization costs	51	—	—	—	51
Loss on sale of business	12	—	—	—	12

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$12,923	$1,872	$661	$—	$15,456

Total Sales	$61,027	$5,315	$9,573	$(993)	$74,922
Selling, general and administrative expenses percent to sales (GAAP)	22.1%	36.4%	7.4%	—%	21.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	21.2%	35.2%	6.9%	—%	20.6%

	Nine months ended May 31, 2014
	Retail Pharmacy USA	Retail Pharmacy International	Pharmaceutical Wholesale	Eliminations and Other	Walgreens Boots Alliance, Inc.
Selling, general and administrative expenses (GAAP)	$13,499	$—	$—	$—	$13,499

Acquisition-related amortization	214	—	—	—	214
Store closure and other optimization costs	120	—	—	—	120

Acquisition-related costs	62	—	—	—	62

Adjusted selling, general and administrative expenses (Non-GAAP measure)	$13,103	$—	$—	$—	$13,103

Total Sales	$57,335	$—	$—	$—	$57,335
Selling, general and administrative expenses percent to sales (GAAP)	23.5%	—%	—%	—%	23.5%
Adjusted selling, general and administrative expenses percent to sales (Non-GAAP measure)	22.9%	—%	—%	—%	22.9%

FREE CASH FLOW

	Three months ended	Nine months ended
	May 31, 2015	May 31, 2015

Net cash provided by operating activities (GAAP)	$1,822	$4,159

Less: Additions to property, plant and equipment	247	890

Free cash flow(1)	$1,575	$3,269

(1)	Free cash flow is defined as net cash provided by operating activities in a period minus additions to property, plant and equipment (capital expenditures) made in that period. This measure does not represent residual cash flows available for discretionary expenditures as the measure does not deduct the payments required for debt service and other contractual obligations or payments for future business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our entire statements of cash flows.

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